EXHIBIT 99.2

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and

Stockholder of Triton PCS, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 7 of this Form 8-K present fairly, in all material respects, the financial position of Triton PCS, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4, effective January 1, 2002, the Company changed its accounting for intangible assets pursuant to the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

As discussed in Note 17, the Company has restated its 2002 financial statements in order to properly state its deferred income tax provision.

/s/    PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

February 14, 2003, except for Note 16, as to

which the date is February 26, 2003, Note 17,

as to which the date is May 19, 2003 and Note 18,

as to which the date is July 15, 2003

TRITON PCS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2001	December 31, 2002
		As restated, see Note 17
ASSETS:
Current assets:
Cash and cash equivalents	$371,088	$212,450
Accounts receivable net of $3,345 and $7,008	52,496	68,213
Accounts receivable—roaming partners	16,189	23,037
Inventory, net	28,477	28,510
Prepaid expenses	8,160	8,767
Other current assets	5,642	6,578

Total current assets	482,052	347,555
Property and equipment:
Land	313	377
Network infrastructure and equipment	871,523	1,004,323
Furniture, fixtures and computer equipment	75,651	89,208
Capital lease assets	8,860	8,454
Construction in progress	55,651	37,647

	1,011,998	1,140,009
Less accumulated depreciation	(218,823)	(343,506)

Net property and equipment	793,175	796,503
Intangible assets, net	283,847	395,249
Investment in and advances to non-consolidated entities	116,731	72,019
Other long term assets	6,878	6,767

Total assets	$1,682,683	$1,618,093

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$96,529	$57,758
Bank overdraft liability	22,265	25,892
Accrued payroll & related expenses	17,381	16,282
Accrued expenses	6,634	5,999
Current portion of long-term debt	12,641	17,169
Deferred revenue	12,099	19,548
Deferred gain on sale of property and equipment	1,190	1,190
Accrued interest	20,351	20,637
Other current liabilities	9,307	10,468

Total current liabilities	198,397	174,943
Long-term debt:
Bank credit facility	174,441	192,579
Senior subordinated debt	1,167,338	1,219,720
Capital lease obligations	2,512	964

Total Long-term debt:	1,344,291	1,413,263
Deferred income taxes	11,935	35,609
Deferred revenue	3,129	3,051
Fair value of derivative instruments	20,584	23,819
Deferred gain on sale of property and equipment	28,262	27,072

Total liabilities	1,606,598	1,677,757
Commitments and contingencies (Note 12)	—	—
Stockholder’s equity (deficit):
Common Stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of December 31, 2001 and December 31, 2002.	—	—
Additional paid-in capital	737,573	741,872
Accumulated deficit	(561,209)	(721,523)
Accumulated other comprehensive income	(7,660)	(5,459)
Deferred compensation	(92,619)	(74,554)

Total stockholder’s equity ( deficit)	76,085	(59,664)

Total liabilities & stockholder’s equity (deficit)	$1,682,683	$1,618,093

See accompanying notes to consolidated financial statements.

TRITON PCS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands)

	For the Years Ended December 31,
	2000	2001	2002
			As restated, see Note 17
Revenues:
Service	$220,940	$387,381	$502,402
Roaming	98,492	126,909	175,405
Equipment	34,477	25,810	38,178

Total revenue	353,909	540,100	715,985
Expenses:
Cost of service (excluding the below amortization, excluding depreciation of $63,183, $90,851 and $114,007, and excluding non-cash compensation of $1,026, $2,544 and $3,646, respectively)	125,288	174,500	212,221
Cost of equipment	69,398	73,513	84,377
Selling, general and administrative (excluding depreciation of $13,072, $16,657 and $16,072 and excluding non-cash compensation of $7,241, $14,647 and $17,784, respectively)	181,565	227,970	252,740
Non-cash compensation	8,267	17,191	21,430
Depreciation	76,255	107,508	130,079
Amortization	17,876	19,225	4,926

Income (loss) from operations	(124,740)	(79,807)	10,212
Interest expense	(55,903)	(117,499)	(144,086)
Other expense	(326)	(18,034)	(7,693)
Interest and other income	4,957	18,322	6,292

Loss before taxes	(176,012)	(197,018)	(135,275)
Income tax provision	(746)	(1,372)	(25,039)

Net loss	(176,758)	(198,390)	(160,314)

Other comprehensive gain (loss), net of tax:
Cumulative effect of change in accounting principle	—	(4,162)	—
Unrealized gain (loss) on derivative instruments	—	(3,498)	2,201

Comprehensive loss	$(176,758)	$(206,050)	$(158,113)

See accompanying notes to consolidated financial statements.

TRITON PCS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)  AND MEMBER’S CAPITAL

(Dollars in thousands)

	Common Stock Shares	Amount	Additional Paid-In Capital	Deferred Compensation	AOCI	Accumulated Deficit	Total
Balance at December 31, 1999	100	$—	$531,026	$(16,852)	$—	$(186,061)	$328,113

Capital contributions from parent	—	—	266	—	—	—	266
Deferred compensation	—	—	33,373	(33,373)	—	—	—
Non-cash compensation	—	—	—	8,032	—	—	8,032
Net loss	—	—	—	—	—	(176,758)	(176,758)

Balance at December 31, 2000	100	$—	$564,665	$(42,193)	$—	$(362,819)	$159,653

Capital contributions from parent	—	—	105,056	—	—	—	105,056
Deferred compensation	—	—	67,852	(67,852)	—	—	—
Non-cash compensation	—	—	—	17,426	—	—	17,426
Fair value of cash flow hedges	—	—	—	—	(7,660)	—	(7,660)
Net loss	—	—	—	—	—	(198,390)	(198,390)

Balance at December 31, 2001	100	$—	$737,573	$(92,619)	$(7,660)	$(561,209)	$76,085

Capital contributions from parent	—		934	—	—	—	934
Deferred compensation	—		3,365	(3,365)	—	—	—
Non-cash compensation	—		—	21,430	—	—	21,430
Fair value of cash flow hedges	—		—	—	2,201	—	2,201
Net loss	—		—	—	—	(160,314)	(160,314)

Balance at December 31, 2002 (as restated, see Note 17)	100	$—	$741,872	$(74,554)	$(5,459)	$(721,523)	$(59,664)

See accompanying notes to consolidated financial statements

TRITON PCS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Years Ended December 31,
	2000	2001	2002
			As restated, see Note 17
Cash flows from operating activities:
Net loss	$(176,758)	$(198,390)	$(160,314)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	94,131	126,733	135,005
Deferred income taxes	272	—	23,674
Accretion of interest	42,688	48,271	53,969
Loss on equity investment	—	718	1,761
Bad debt expense	7,763	12,103	18,889
Non-cash compensation	8,267	17,191	21,430
Loss on derivative instruments	—	12,924	5,436
Change in operating assets and liabilities
Accounts receivable	(29,543)	(29,944)	(41,454)
Inventory	(5,042)	(8,165)	(33)
Prepaid expenses and other current assets	(178)	(5,664)	(2,562)
Intangible and other assets	(1,776)	379	680
Accounts payable	24,102	(11,937)	(8,104)
Accrued payroll and liabilities	6,413	3,661	(1,734)
Deferred revenue	3,727	7,908	7,371
Accrued interest	797	18,928	286
Other liabilities	3,032	1,963	(29)

Net cash provided by (used in) operating activities	(22,105)	(3,321)	54,271

Cash flows from investing activities:
Capital expenditures	(329,479)	(214,713)	(165,935)
Proceeds from sale of property and equipment, net	—	201	72
Net investments in and advances to non-consolidated entity	(16,965)	(100,484)	(14,922)
Repayments from non-consolidated entity	—	—	57,873
Acquisition of FCC licenses	—	—	(113,705)
Other	—	(3,185)	(20)

Net cash used in investing activities	(346,444)	(318,181)	(236,637)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt, net of discount	—	728,995	—
Borrowings under credit facility	182,750	281,000	65,000
Payments under credit facility	—	(428,750)	(42,039)
Change in bank overdraft	4,121	8,595	3,627
Payment of deferred transaction costs	(37)	(1,142)	—
Payment of deferred financing costs	(2,050)	(1,899)	(1,480)
Repayments from (advances to) related-party, net	935	(177)	(181)
Capital contribution from parent	266	106,324	934
Principal payments under capital lease obligations	(2,070)	(1,973)	(2,133)

Net cash provided by financing activities	183,915	690,973	23,728

Net increase (decrease) in cash and cash equivalents	(184,634)	369,471	(158,638)
Cash and cash equivalents, beginning of period	186,251	1,617	371,088

Cash and cash equivalents, end of period	$1,617	$371,088	$212,450

See accompanying notes to consolidated financial statements

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2000, 2001 and 2002

(1)    Summary of Operations and Significant Accounting Policies

Triton PCS, Inc. (“Triton” or the “Company”) is a wholly owned subsidiary of Triton PCS Holdings, Inc. (“Holdings”). Triton PCS Operating Company L.L.C., Triton PCS License Company L.L.C., Triton PCS Equipment Company L.L.C., Triton PCS Property Company L.L.C., Triton PCS Holdings Company L.L.C., Triton Management Company, Inc., Triton PCS Investment Company L.L.C. and Triton PCS Finance Company, Inc. are each wholly-owned subsidiaries of Triton. The consolidated financial statements include the accounts of Triton PCS, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts or balances have been eliminated in consolidation. The Company operates under one segment. The Company’s more significant accounting policies follow:

(a)    Nature of Operations

In February 1998, the Company entered into a joint venture with AT&T Wireless Services, Inc. (“AT&T Wireless”) whereby AT&T Wireless contributed to the Company personal communications services licenses for 20 MHz of authorized frequencies covering approximately 13.6 million potential subscribers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. As part of this agreement, the Company was granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T Corp. in the Company’s licensed markets (see Note 2).

The Company began generating revenues from the sale of personal communications services in the first quarter of 1999 as part of its initial personal communications services network build-out. The Company offers service in all 37 markets covered its licensed area. As of December 31, 2002, the Company’s network in these markets included 2,218 cell sites and seven switches.

(b)    Liquidity and Capital Resources

The construction of the Company’s network and the marketing and distribution of wireless communications products and services have required, and will continue to require, substantial capital. Capital outlays have included license acquisition costs, capital expenditures for network construction, funding of operating cash flow losses and other working capital costs, debt service and financing fees and expenses. Management estimates that capital expenditures for network construction will be approximately $120.0 to $140.0 million in 2003. The Company may have additional capital requirements, which could be substantial for future upgrades for advances in new technology.

The Company’s credit facility, as amended, will permit the Company, subject to various terms and conditions, including compliance with specified leverage ratios, to borrow an additional $215.0 million as of December 31, 2002, to finance working capital requirements, capital expenditures, permitted acquisitions and other corporate purposes. The Company believes that cash on hand and available credit facility borrowings will be sufficient to meet the Company’s projected capital requirements through 2004, at which time the Company expects to become free cash flow positive. Although management estimates that these funds will be sufficient to finance its continued growth, it is possible that additional funding will be necessary, which could include equity or debt offerings.

(c)    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)    Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short term investments with initial maturities of three months or less. The Company maintains cash balances at financial institutions, which at times exceed the $100,000 FDIC limit. Bank overdraft balances are classified as a current liability.

(e)    Inventory

Inventory, consisting primarily of wireless handsets and accessories held for resale, is valued at lower of cost or market. Cost is determined by the first-in, first-out method.

(f)    Property and Equipment

Property and equipment is carried at original cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, which are ten to twelve years for network infrastructure and equipment and three to five years for office furniture and equipment. In addition, the Company capitalizes interest on expenditures related to the build-out of the network. Expenditures for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected in the statement of operations. During the year ended December 31, 2001 and 2002, the Company incurred charges of $0.2 million and $3.9 million, respectively, as the result of losses on the sale of property and equipment as well as charges to accelerate depreciation on certain assets as a result of management’s decision not to complete the construction of certain network infrastructure. These charges are included in depreciation expense on the statement of operations and comprehensive loss.

Capital leases are included under property and equipment with the corresponding amortization included in accumulated depreciation. The related financial obligations under the capital leases are included in current and long-term obligations. Capital leases are amortized over the useful lives of the respective assets.

(g)    Construction in Progress

Construction in progress includes expenditures for the design, construction and testing of the Company’s PCS network and also includes costs associated with developing information systems. The Company capitalizes interest on certain of its construction in progress activities. When the assets are placed in service, the Company transfers the assets to the appropriate property and equipment category and depreciates these assets over their respective estimated useful lives.

(h)    Investment in PCS Licenses

Investments in PCS licenses are recorded at their estimated fair value at the time of acquisition. As there is an observable market for PCS licenses and an indefinite life, the Company believes that FCC licenses qualify as

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

indefinite life intangibles. In accordance with SFAS No. 142, these assets are periodically reviewed and adjusted for impairment when events and circumstance warrant, rather than amortized on a straight-line basis over 40 years (See Note 4). Investments in PCS licenses are tested for impairment annually or more frequently if events or changes in circumstances indicate that the PCS licenses may be impaired. The impairment test consists of a comparison of the fair value with the carrying value.

(i)    Deferred Costs

Costs incurred in connection with the negotiation and documentation of debt instruments are deferred and amortized over the terms of the debt instruments using the effective interest rate method.

Costs incurred in connection with the issuance and sale of equity securities are deferred and netted against the proceeds of the stock issuance upon completion of the transaction. Costs incurred in connection with acquisitions are deferred and included in the aggregate purchase price allocated to the net assets acquired upon completion of the transaction.

(j)    Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets, other than indefinite-lived intangible assets, when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposition from such assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved.

(k)    Investment in and Advances to Non-consolidated Entities

Investment in and advances to non-consolidated entities consists of the Company’s investments and loans to Lafayette Communications Company L.L.C. (“Lafayette”). The Company has a 39% equity investment in Lafayette, and because the Company does not control Lafayette, the Company accounts for its investment under the equity method. As the Company has committed to provide further financial support to Lafayette in order to preserve its business relationship, the Company recognizes 100% of Lafayette’s losses, which arise primarily from interest costs related to an assumed note payable to the FCC. The carrying value of the loans made to Lafayette have been adjusted for any losses in excess of the Company’s initial investment.

(l)    Deferred Gain on Sale of Property and Equipment

In 1999, Triton sold and transferred 187 of its towers, related assets and certain liabilities to American Tower Corporation (“ATC”). The purchase price was $71.1 million, reflecting a price of $380,000 per tower. Triton also entered into a master lease agreement with ATC, in which Triton has agreed to pay ATC monthly rent for the continued use of the space that Triton occupied on the towers prior to the sale.

The initial term of the lease was for 12 years. The carrying value of the towers sold was $25.7 million. After deducting $1.6 million of selling costs, the gain on the sale of the towers was approximately $43.8 million, of which $11.7 was recognized immediately to reflect the portion of the gain in excess of the present value of the future minimum lease payments, and $32.1 million was deferred and is being recognized over operating lease terms. As of December 31, 2002, $3.8 million had been amortized.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(m)    Revenue Recognition

Revenues from operations consist of charges to customers for activation, monthly access, airtime, roaming charges, long-distance charges, and equipment sales. Revenues are recognized as services are rendered. Unbilled revenues result from service provided from the billing cycle date to the end of the month and from other carrier’s customers using the Company’s systems. Activation revenue is deferred and recognized over the estimated subscriber’s life. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

(n)    Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(o)    Financial Instruments

Derivative financial instruments are accounted for in accordance with SFAS No. 133. Derivatives, which qualify as a cash flow hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are reflected in Accumulated Other Comprehensive Income and reclassified into earnings as the underlying hedge items affect earnings. Financial instruments, which do not qualify as a cash flow hedge, are reflected on the balance sheet at their fair market value and changes in their fair value are recorded as other income or expense on the income statement (see Note 9).

(p)    Advertising Costs

The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to $43.1 million in 2000, $36.3 million in 2001 and $35.2 million in 2002.

(q)    Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash, cash equivalents and accounts receivable. The Company’s credit risk is managed through diversification and by investing its cash and cash equivalents in high-quality investment holdings.

Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base. Initial credit evaluations of customers’ financial condition are performed and security deposits are obtained for customers with a higher credit risk profile. The Company maintains reserves for potential credit losses.

(r)    Stock Compensation

The Company accounts for Holdings’ stock compensation under the intrinsic value method of APB Opinion 25 (see Note 3 for a description of Holdings’ stock compensation plans). Pro forma compensation expense is calculated for the fair value of stock compensation using the Black-Scholes model for stock issued under Holdings’ employee stock purchase plan. Assumptions, for the year ended December 31, 2002 include an expected life of three months, weighted average risk-free interest rate between 1.6% – 1.8%, a dividend yield of 0.0% and expected volatility between 42% – 141%. For the year ended December 31, 2001, assumptions

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

included an expected life of three months, weighted average risk-free interest rate between 2.2%-5.7%, a dividend yield of 0.0% and expected volatility between 70%-78%. For the year ended December 31, 2000, assumptions included an expected life of three months, weighted average risk-free interest rate between 5.9%-6.7%, dividend yield of 0.0% and expected volatility between 75%-78%. Had compensation expense for Holdings’ grants of stock-based compensation been determined consistent with SFAS No. 123, the pro forma net loss and per share net loss would have been:

	December 31,
	2000	2001	2002
			(As restated)
	(Dollars in thousands)
Net loss as reported	$(176,758)	$(198,390)	$(160,314)
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	8,267	17,191	21,430
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(8,469)	(17,466)	(21,712)
Pro forma net loss	(176,960)	(198,665)	(160,596)

(s)    Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

(t)    New Accounting Pronouncements

In June of 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets.” SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This statement is effective for financial statements for fiscal years beginning after June 15, 2002. The Company has certain legal obligations, principally related to leased cell site properties, which fall within the scope of SFAS No. 143. These legal obligations include obligations to remediate leased property on which cell sites are located. In conjunction with the adoption of SFAS No. 143 effective January 1, 2003, the Company did not record asset retirement obligations for network infrastructure assets subject to the provisions of this statement as the fair value of the obligations could not reasonably be estimated. Management believes that uncertainty as to the eventual settlement of legal obligations exists due to trends in the wireless communications industry, including the rapid growth in minutes of use on wireless networks, increasing subscriber penetration and deployment of advanced wireless data technologies. Therefore, these factors increase the probability that third parties would not contractually enforce their remediation rights related to the sites. Based on the combination of these industry trends and the Company’s limited experience in removing sites, it is not probable that any sites will be removed in the foreseeable future and require remediation. Therefore, sufficient information to estimate a range of potential settlement dates is not available. In accordance with SFAS No. 143, the Company will not recognize a liability until such information becomes known.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections as of April of 2002.” SFAS No. 145 primarily addresses: (i) the income statement classification of gains or losses from the extinguishment of

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

debt as ordinary or extraordinary and (ii) the treatment of certain lease modifications with sale-leaseback accounting when they have an economic effect similar to a sale-leaseback agreement. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Accounting Principles Board Opinion No. 30 for classification as an extraordinary item shall be reclassified. Early application of the provisions of this Statement related to the rescission of SFAS No. 4 is encouraged. As such, the Company has reclassified an extraordinary loss on the extinguishment of debt in 2001 to other expense. Management does not believe further implementation of this statement will have a material impact on the Company’s financial position or results of operations.

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity”. The principle difference between SFAS No. 146 and EITF 94-3 relates to SFAS No. 146’s requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this statement eliminates the definition and requirements for recognition of exit costs in EITF 94-3. This statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for fiscal years beginning after December 31, 2002. Management will apply this statement to the accounting for all prospective exit or disposal activities.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 “Accounting for Stock Based Compensation.” SFAS No. 148 primarily (i) provides an alternative method of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and (ii) requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock- based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for the fiscal years beginning after December 15, 2002. The Company will disclose its method of accounting for stock-based employee compensation and the effect of the method used on reported results in future financial statements.

In February 2003, the Emerging Issues Task Force issued EITF 00-21 “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 primarily addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, it addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. That presumption may be overcome if there is sufficient evidence to the contrary. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The provisions of EITF 00-21 are effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Management is currently evaluating the impact this statement will have on the Company’s financial position or results of operations.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

In February 2003, the Emerging Issues Task Force issued EITF 02-16 “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.” Issue 1 of EITF 02-16 primarily addresses the circumstances under which cash consideration received from a vendor by a reseller should be considered (a) an adjustment of the prices of the vendor’s products or services and, therefore, characterized as a reduction of cost of sales when recognized in the reseller’s income statement, (b) an adjustment to a cost incurred by the reseller and, therefore, characterized as a reduction of that cost when recognized in the reseller’s income statement, or (c) a payment for assets or services delivered to the vendor and, therefore, characterized as revenue when recognized in the reseller’s income. The provisions of Issue 1 of EITF 02-16 are effective for fiscal periods beginning after December 15, 2002. Issue 2 of EITF 02-16 addresses vendors offering a customer a rebate or refund of a specified amount of cash consideration that is payable only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period, when the customer should recognize the rebate and how the customer should measure the amount of the offer. The provisions of Issue 2 of EITF 02-16 are effective for all arrangements entered into after November 1, 2002. Management does not believe that this statement will have a material impact on the Company’s financial position or results of operations.

In January 2003, FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company is currently evaluating the impact of FIN 46 on its financial statements and related disclosures but does not expect that there will be any material impact.

(2)    AT&T Transaction

On October 8, 1997, Triton entered into a Securities Purchase Agreement with AT&T Wireless PCS LLC (as successor to AT&T Wireless PCS, Inc.) (“AT&T Wireless PCS”) and the stockholders of Triton, whereby Triton was to become the exclusive provider of wireless mobility services in the AT&T Southeast region.

On February 4, 1998, Triton executed a Closing Agreement with AT&T Wireless PCS and the other stockholders of Triton finalizing the transactions contemplated in the Security Purchase Agreement. Under the Closing Agreement, Triton issued 732,371 shares of Series A convertible preferred stock and 366,131 shares of Series D convertible preferred stock to AT&T Wireless PCS in exchange for 20 MHz A and B block PCS licenses covering certain areas in the southeastern United States and the execution of certain related agreements, as further described below. The fair value of the FCC licenses was $92.8 million. This amount is substantially in excess of the tax basis of such licenses, and accordingly, the Company recorded a deferred tax liability, upon the closing of the transaction.

In connection with Holdings’ initial public offering in 1999, stockholders of Triton exchanged their securities for securities of Holdings with substantially identical rights. In accordance with the Closing Agreement, the Company and AT&T Wireless PCS and the other stockholders of Holdings consented to executing the following agreements:

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(a)    Stockholders’ Agreement

The Stockholders’ Agreement expires on February 4, 2009. The agreement was amended and restated on October 27, 1999 in connection with Holdings initial public offering and includes the following sub-agreements:

Resale Agreement—The Company is required to enter into a Resale Agreement at the request of AT&T Wireless PCS, which provides AT&T Wireless PCS with the right to purchase and resell on a nonexclusive basis access to and usage of the Company’s services in the Company’s Licensed Area. The Company will retain the continuing right to market and sell its services to customers and potential customers in competition with AT&T Wireless PCS.

Exclusivity—None of Holdings’ stockholders who are party to the Stockholders’ Agreement will provide or resell, or act as the agent for any person offering, within the defined territory wireless mobility telecommunications services initiated or terminated using frequencies licensed by the FCC and Time Division Multiple Access or, in certain circumstances such as if AT&T Wireless PCS and its affiliates move to a successor technology in a majority of the defined southeastern region, a successor technology (“Company Communications Services”), except AT&T Wireless PCS and its affiliates may (i) resell or act as agent for the Company in connection with the provision of Company Communications Services, (ii) provide or resell wireless telecommunications services to or from certain specific locations, and (iii) resell Company Communications Services for another person in any area where the Company has not placed a system into commercial service, provided that AT&T Wireless PCS has provided the Company with prior written notice of AT&T Wireless PCS’s intention to do so and only dual band/dual mode phones are used in connection with such resale activities.

Additionally, with respect to the markets listed in the Roaming Agreement, Holdings and AT&T Wireless PCS agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier is the preferred provider in such markets, and refrain from inducing any of its customers to change such programming.

Build-out—The Company is required to conform to certain requirements regarding the construction of the Company’s PCS system. In the event that the Company breaches these requirements, AT&T Wireless may terminate its exclusivity provisions. This provision has been satisfied.

Disqualifying Transactions—In the event of a merger, asset sale or consolidation, as defined, involving AT&T Corp. (or its affiliates) and another person that derives from telecommunications businesses annual revenues in excess of $5.0 billion, derives less than one third of its aggregate revenues from wireless telecommunications, and owns FCC licenses to offer wireless mobility telecommunications services to more than 25% of the population within the Company’s territory, AT&T Wireless PCS and Holdings have certain rights. AT&T Wireless PCS may terminate its exclusivity in the territory in which the other party overlaps that of the Company. In the event that AT&T Wireless PCS proposes to sell, transfer or assign to a non-affiliate its PCS system owned and operated in the Charlotte, NC; Atlanta, GA; Baltimore, MD; and Washington, DC, basic trading areas, then AT&T Wireless PCS will provide the Company with the opportunity for a 180 day period to have AT&T Wireless PCS jointly market the Company’s licenses that are included in the major trading area that AT&T Wireless PCS is requesting to sell.

(b)    License Agreement

Pursuant to a Network Membership License Agreement, dated February 4, 1998 (as amended, the “License Agreement”), between AT&T Corp. and the Company, AT&T Corp. granted to the Company a royalty-free,

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

nontransferable, nonsublicensable, limited right, and license to use certain licensed marks (the “Licensed Marks”) solely in connection with certain licensed activities. The Licensed Marks include the logo containing the AT&T and globe design and the expression “Member, AT&T Wireless Services Network”. The License Agreement also grants to the Company the right and license to use Licensed Marks on certain permitted mobile phones. The licensed activities include (i) the provision to end-users and resellers, solely within the defined territory, of Company Communications Services on frequencies licensed to the Company for Commercial Mobile Radio Services (“CMRS”) provided in accordance with the AT&T PCS contributed licenses and permitted cellular licenses (collectively, the “Licensed Services”) and (ii) marketing and offering the Licensed Services within the defined territory.

The License Agreement had an initial five-year term, which expired on February 4, 2003. The agreement was renewed for an additional one year period and will be renewed for an additional five year term if AT&T Corp. notifies the Company of its desire to renew, and the Company agrees to renew the License Agreement. The license may be terminated at any time in the event of the Company’s significant breach, including the Company’s misuse of any Licensed Marks, the Company’s license or assignment of any of the rights in the License Agreement, the Company’s failure to maintain AT&T quality standards or if the Company experiences a change of control. The License Agreement, along with the Exclusivity and Resale Agreements, had a fair value of $20.3 million with an estimated useful life of 10 years. Amortization commenced upon the effective date of the Agreements.

(c)    Roaming Agreement

Pursuant to the Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (as amended, the “Roaming Agreement”), between AT&T Wireless and the Company, each of AT&T Wireless and the Company have agreed to provide (each in its capacity as serving provider, the “Serving Carrier”) wireless mobility radiotelephone service for registered customers of the other party’s (the “Home Carrier”) customers while such customers are out of the Home Carrier’s geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a wireless mobility radio/telephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier’s charges for wireless service and 100% of pass-through charges (i.e., toll or other charges).

The fair value of the Roaming Agreement, as determined by an independent appraisal, was $5.5 million, with an estimated useful life of 20 years. Amortization commenced upon the effective date of the agreement.

On October 4, 2002 AT&T Wireless Services and the Company entered into a supplement to their Roaming Agreement. The supplement primarily provides pricing, which rates shall be kept reasonably competitive in each geographic area, for the use of one party’s Global Systems for Mobile Communications/General Packet Radio Service, referred to as GSM/GPRS, network by another party’s GSM/GPRS subscribers. The supplement has a four-year term and, unless either party provides the other with no less than 90 days notice prior to the expiration of the initial four-year term, thereafter continues month-to-month subject to termination by either party on 90 days notice.

(3)    Stock Compensation and Employee Benefits

Restricted Awards:

Holdings has made grants of restricted stock to provide incentive to key employees and non-management directors and to further align the interests of such individuals with those of its stockholders. Grants of restricted

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

stock generally are made annually under the stock and incentive plan and deferred compensation is recorded for these awards based upon the stock’s fair value at the date of issuance. Grants vest over a four to five year period. The following table summarizes Holdings’ restricted stock activity in 2000, 2001 and 2002 respectively:

	Deferred Compensation	Incentive Plan Shares Available	Incentive Plan Shares Issued	Average Grant Price
	(Dollars in thousands, except share amounts)
January 1, 2000	$16,852	2,371,601	1,082,894

Restricted stock grants	$35,700	(678,473)	678,473	$51.83
Restricted stock forfeitures	$(2,327)	137,301	(137,301)
Amortization of deferred compensation	$(8,032)

December 31, 2000	$42,193	1,830,429	1,624,066

Additional Incentive Plan shares authorized		1,500,000
Restricted stock grants	$74,985	(1,904,505)	1,904,505	$39.37
Restricted stock forfeitures	$(7,133)	250,921	(250,921)
Amortization of deferred compensation	$(17,426)

December 31, 2001	$92,619	1,676,845	3,277,650

Restricted stock grants	$7,379	(845,070)	845,070	$8.33
Restricted stock forfeitures	$(4,014)	135,617	(135,617)
Amortization of deferred compensation	$(21,430)

December 31, 2002	$74,554	967,392	3,987,103

Holdings has entered into Director Stock Award Agreements with its four directors considered to be independent under current New York Stock Exchange rules—Scott I. Anderson, John D. Beletic, Arnold L. Chavkin and Rohit M. Desai. Each independent director received an award of 11,250 shares of Class A common stock for service on the Board of Directors and an additional 6,250 shares for service on each of the audit committee and compensation committee. Accordingly, Mr. Anderson and Mr. Beletic each received total awards of 17,500 shares under agreements dated as of June 24, 2002, recognizing their service on the audit committee and the compensation committee, respectively, and Mr. Chavkin and Mr. Desai each received a total award of 23,750 shares under agreements dated as of July 1, 2002, recognizing their service on both committees. Each award vests in equal installments over a five-year period, with the first installment vesting on June 1, 2003, and the awards vest under certain circumstances involving a change of control. Deferred compensation of approximately $0.3 million was recorded based on the market value at the date of grant. Upon each director’s termination of service as a member of Triton’s Board of Directors for any reason, the director has agreed to forfeit any unvested shares, subject to the exception that if the director is not nominated to serve as a member of the Board of Directors when his term expires or if nominated, does not receive the requisite vote to be elected, the director will be deemed to have served on the Board of Directors as of the vesting date closest to the relevant annual meeting of Holdings’ stockholders.

401(k) Savings Plan:

The Company’s management subsidiary sponsors a 401(k) savings plan (the “Savings Plan”) which permits employees to make contributions to the Savings Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. Substantially all full-time employees are eligible to participate in the next quarterly open

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

enrollment after 90 days of service. The Company matches a portion of the voluntary employee contributions. The cost of the Savings Plan charged to expense was $944,000 in 2000, $1,172,000 in 2001 and $1,303,000 in 2002.

Employee Stock Purchase Plan:

Holdings commenced an Employee Stock Purchase Plan (the “Plan”) on January 1, 2000. Under the terms of the Plan, during any calendar year there are four three-month offering periods beginning January 1st, April 1st, July 1st and October 1st, during which employees can participate. The purchase price is determined at the discretion of the Stock Plan Committee but shall not be less than the lesser of: (i) 85% of the fair market value on the first business day of each offering period or (ii) 85% of the fair market value on the last business day of the offering period. Holdings issued 21,460 shares of Class A common stock, at an average per share price of $34.01, in 2000; 38,167 shares of Class A common stock, at an average per share price of $26.69 in 2001; and 202,704 shares of Class A common stock, at an average per share price of $4.52 in 2002. Holdings also issued 36,504 shares of Class A common stock, at a per share price of $1.57 in January 2003, and following this issuance, Holdings has 440 shares available under the Plan.

(4)    Intangible Assets

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” With the adoption of SFAS No. 142, FCC licenses, which are categorized as an asset with an indefinite life, are no longer subject to amortization. As an asset with an indefinite life, the licenses are subject to at least an annual assessment for impairment. All of the Company’s FCC licenses are aggregated for the purpose of performing the impairment test as they are operated as a single asset, and, as such are essentially inseparable from one another. The Company has evaluated these assets, and based upon a discounted future cash flows model, the FCC licenses are not impaired. As of January 1, 2002, the Company had recorded a net asset of approximately $255.7 million for its FCC licenses.

The elimination of FCC license amortization would have reduced net loss by approximately $6.9 million for the years ended December 31, 2000 and 2001. The pro forma net loss below are shown as if the provisions of SFAS No. 142 were in effect for fiscal 2000 and 2001.

	December 31,
	2000	2001	2002
	Pro forma	Pro forma	Actual
(Dollars in thousands)			(As restated)
Net Loss:
Reported net loss	$(176,758)	$(198,390)	$(160,314)
Add back: FCC license amortization	$6,936	$6,943	$—

Adjusted net loss	$(169,822)	$(191,447)	$(160,314)

During the year ended December 31, 2002, the Company acquired the following additional spectrum as part of its current network overlay preparation for GSM/GPRS service offerings.

During the second quarter of 2002, Triton consummated two license purchase agreements for an aggregate purchase price of approximately $22.6 million. First, Virginia PCS Alliance, L.C. disaggregated its personal communications services C-block license for the Charlottesville, Virginia and Winchester, Virginia basic trading

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

areas by selling the Company 10 MHz of spectrum in each market. Second, AT&T Wireless PCS, LLC partitioned and disaggregated its broadband personal communications services A-block license for the Atlanta major trading area by selling the Company 20 MHz of spectrum for Bulloch County, Georgia and Screven County, Georgia.

On September 30, 2002, Triton acquired nine personal communication service licenses from Lafayette Communications Company L.L.C. for an aggregated fair value of approximately $21.7 million. Theses licenses cover populations of approximately 2.9 million people in several of our Georgia, Tennessee and Virginia markets.

On November 15, 2002, Triton acquired personal communication service licenses in Richmond, Norfolk and Roanoke, Virginia from AT&T Wireless PCS, L.L.C., for approximately $65.1 million. The three 10 MHz A-block licenses for the Richmond, Norfolk and Roanoke basic trading areas cover approximately 3.7 million people.

On November 22, 2002, Triton acquired a 10 MHz personal communication service license in Fayetteville, North Carolina from Northcoast Communications, LLC for approximately $5.6 million.

	December 31,		Amortizable Lives
	2001	2002
	(Dollars in thousands)
PCS Licenses	$278,017	$392,922	Indefinite
AT&T agreements	26,026	26,026	10-20 years
Subscriber lists	20,000	—	3.5 years
Bank financing	16,225	17,706	8.5-10 years
Exclusivity agreement	2,451	2,964	1-3 years
Trademark	64	64	40 years
Other	3,337	3,357	1-10 years

	346,120	443,039
Less: accumulated amortization	(62,273)	(47,790)

Intangible assets, net	$283,847	$395,249

Amortization for the years ended December 31, 2000, 2001 and 2002 totaled $17.5 million, $23.8 million and $7.5 million, respectively. Estimated aggregate amortization of intangibles is as follows:

(000s)
2003	$5,223
2004	4,267
2005	4,169
2006	3,733
2007	3,004

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(5)    Long-Term Debt

	December 31,
	2001	2002
	(Dollars in thousands)
Bank credit facility	$185,000	$207,961
Senior subordinated debt	1,167,338	1,219,720
Capital lease obligation	4,594	2,751

	1,356,932	1,430,432
Less current portion of long-term debt	12,641	17,169

Long-term debt	$1,344,291	$1,413,263

Interest expense, net of capitalized interest was $55.9 million, $117.5 million and $144.1 million for the years ended December 31, 2000, 2001 and 2002, respectively. The Company capitalized interest of $9.5 million, $5.9 million and $4.2 million in the years ended December 31, 2000, 2001 and 2002 respectively. The weighted average interest rate for total debt outstanding during 2001 and 2002 was 9.43% and 9.69% respectively. The average rate at December 31, 2001 and 2002 was 9.58% and 9.70%, respectively. The Company is in compliance with all required covenants as of December 31, 2002. Aggregate maturities are as follows:

(000s)
2003	$17,169
2004	20,868
2005	24,965
2006	53,180
2007	94,530
Thereafter	1,219,720

Total	1,430,432

(6)    Bank Credit Facility

On February 3, 1998, Triton and Holdings (collectively referred to as the “Obligors”) entered into a credit agreement with certain banks and other financial institutions, to establish a senior secured bank credit facility (the “Facility”). The credit agreement was amended and restated on September 22, 1999 and September 14, 2000. The second amended and restated credit agreement was amended in September 2001, February 2002, March 2002, October 2002 and February 2003 (as so amended, the “Credit Agreement”).

On November 14, 2001, the Company completed the private sale of $400.0 million aggregate principal amount of 8¾% senior subordinated notes due 2011. The net proceeds of the 8¾% notes were approximately $390.0 million, which were utilized to pay down a portion of the Facility. As a result of the early-extinguishment of the Facility, approximately $4.0 million of related unamortized deferred financing costs were written-off as a loss included in other non-operating expense.

On February 20, 2002, the Obligors entered into a second amendment to the second amended and restated credit agreement. As part of the second amendment, various maturity dates were revised under the Facility as

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

follows: the maturity dates of each of the Tranche A, C and D term loans and of the Facility were changed from August 2006 to May 2006. The maturity date of the Tranche B term loan was changed from May 2007 to February 2007.

On March 8, 2002, the Obligors entered into a third amendment to the second amended and restated credit agreement. The third amendment created a $125.0 million Tranche E term loan maturing in February 2007.

On October 16, 2002, the Obligors entered into a fourth amendment to the second amended and restated credit agreement to provide greater flexibility in the total leverage and interest coverage covenant requirements. No other material terms or conditions for the credit agreement were changed and the Obligors did not incur any fees related to this transaction. In exchange for the covenant changes, the Obligors agreed to reduce the facility by $50.0 million. The commitment reduction consisted of a $30.0 million repayment of outstanding borrowings and a $20.0 million reduction in unfunded commitments.

The Facility provides for (i) a Tranche A term loan, which matures in May 2006, (ii) a Tranche B term loan, which matures in February 2007, (iii) a Tranche C term loan, which matures in May 2006, (iv) a Tranche D term loan, which matures in May 2006, (v) a Tranche E term loan, which matures in February 2007 and (vi) a $100 million credit facility (the “Facility”), which matures in May 2006.

As of December 31, 2002, Triton had current outstanding borrowings of (i) $10.8 million under the Tranche A term loan, (ii) $123.1 million under the Tranche B term loan, (iii) $10.8 million under the Tranche C term loan, and (iv) $63.3 million under the Tranche D term loan. As of December 31, 2002, the Company had $215.0 million of undrawn funds available under the Facility including (i) $100.0 million of the Facility, and (ii) $115.0 million under the Tranche E term loan.

The lenders’ commitment to make loans under the Facility automatically and permanently reduce, beginning in August 2004, in eight quarterly reductions (the amount of each of the first two reductions, $5.0 million, the next four reductions, $10.0 million, and the last two reductions, $25.0 million). The Obligors began repaying the Tranche A, Tranche C and Tranche D term loans during February 2002. After giving consideration to the commitment reduction that took place during October 2002 in conjunction with the fourth amendment to the credit facility, fourteen consecutive quarterly installments remain (the aggregate amount of the first four remaining installments are approximately $3,534,000, the next four installments, approximately $4,713,000, the next four installments, approximately $5,891,000, and the last two installments, approximately $14,138,000). The Obligors began repaying the Tranche B term loan during February 2002. Seventeen consecutive quarterly installments remain (the amount of the first twelve remaining installments are approximately, $311,000, the next four installments, approximately $6,219,000, and the last installment, approximately $94,527,000). If drawn, the Tranche E term loan is required to be repaid in sixteen consecutive quarterly installments, beginning in May 2003 (the amount of the first eleven installments, $287,500, the next four installments, $5,750,000, and the last installment, $88,837,500).

Loans accrue interest, at the Obligor’s option, at (i) (a) the Adjusted LIBOR rate (as defined in the Credit Agreement) plus (b) the Applicable Margin (as defined in the Credit Agreement) (loans bearing interest described in (i), “Eurodollar Loans”) or (ii) (a) the higher of (1) the Administrative Agent’s prime rate or (2) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5%, plus (b) the Applicable Margin (loans bearing interest described in (ii), “ABR Loans”). The Applicable Margin means, with respect to the Tranche B and E Term Loans, 2.00% per annum, in the case of an ABR Loan, and 3.00% per annum, in the case of a Eurodollar Loan; with respect to the Tranche A, C and D term loans and the Facility, a rate between 0.0%

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

and 1.25% per annum, depending upon the Obligor’s leverage ratio (the ratio of end-of-period debt to earnings before interest, taxes, depreciation, amortization and non-cash compensation (“Adjusted EBITDA”)) in the case of an ABR Loan, and a rate between 1.00% and 2.25% per annum (depending upon the Obligor’s leverage ratio), in the case of a Eurodollar Loan. A per annum rate equal to 2% plus the rate otherwise applicable to any such loan will be assessed on past due principal amounts, and accrued interest payable in arrears.

The Facility provides for an annual commitment fee of between 0.375% and 0.50% to be paid on undrawn commitments under the Tranche A, C, D and E Term Loans and the Facility (depending on the Obligor’s leverage ratio). The Obligors incurred commitment fees of approximately $3 million in 2000, $1 million in 2001 and $1 million in 2002. Under the Facility, the Obligors must also fix or limit the interest cost with respect to at least 50% of their total outstanding indebtedness. At December 31, 2002, approximately 100% of the outstanding debt was fixed.

All obligations of the Obligors under the Facility are unconditionally and irrevocably guaranteed by each existing and subsequently acquired or organized domestic subsidiary of Triton. Borrowings under the Facility, and any related hedging contracts provided by the lenders thereunder, are collateralized by a first priority lien on substantially all of the assets of Triton and each existing and subsequently acquired or organized domestic subsidiary of Triton, including a first priority pledge of all the capital stock held by Holdings, or any of its subsidiaries, provided that the pledge of shares of foreign subsidiaries may be limited to 65% of the outstanding shares of such foreign subsidiaries. The PCS licenses will be held by one or more single purpose subsidiaries of Triton and will not be pledged to secure the obligations of Triton under the Facility, although the equity interests of such subsidiaries will be pledged thereunder. Each single purpose subsidiary will not be allowed by Triton to incur any liabilities or obligations other than the guarantee of the Facility issued by it, the security agreement entered into by it in connection with the Facility, guarantees relating to permitted subordinated debt, and, in the case of any single purpose subsidiary established to hold real estate, liabilities incurred in the ordinary course of business of such subsidiary which are incident to being the lessee of real property of the purchaser, owner or lessee of equipment, and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

The Facility contains financial and other covenants, customary for a facility of this type, including covenants relating to the amount of indebtedness that Triton may incur (including customary representations, warranties, indemnities and conditions precedent to borrowing), limitations on dividends, distributions (including distributions from Triton to Holdings), redemptions and repurchases of capital stock, and events of default. As of December 31, 2002, Triton was in compliance with all debt covenants.

The Term Loans are required to be prepaid in an aggregate amount equal to (i) 50% of excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001, (ii) 100% of the net proceeds of asset sales, outside the ordinary course of business, or which are otherwise exempted, (iii) 100% of unused insurance proceeds, as defined in the Credit Agreement, and (iv) 100% of net cash proceeds received from additional debt issuance, over and above the first $150.0 million (senior and/or subordinated) which Triton may subsequently incur unless, after giving effect to such issuance(s), (a) Triton’s ratio of senior debt to Adjusted EBITDA is less than 5 to 1 and (b) Triton is in pro forma compliance with required Credit Agreement covenants.

Loans under the Facility are available to fund capital expenditures related to the construction of Triton’s network, the acquisition of related businesses, working capital needs of Triton, subscriber acquisition costs, investments in bidding entities and other permitted business activities, as defined in the Credit Agreement. All

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

indebtedness under the Facility constitutes debt which is senior to Triton’s 11% Senior Subordinated Discount Notes due 2008, 9 3/8% Senior Subordinated Notes due 2011 and 8¾% Senior Subordinated Notes due 2011.

See Note 16, “Subsequent Events” and Note 18, “Guarantor Financial Information”, for additional events relating to the Facility.

(7)    Subordinated Debt

11% Senior Subordinated Discount Notes

On May 4, 1998, Triton completed a private offering of $512.0 million principal amount at maturity of 11% Senior Subordinated Discount Notes due 2008 (the “11% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds of the offering (after deducting the initial purchasers’ discount of $9.0 million) were approximately $291.0 million.

Commencing on November 1, 2003, cash interest will be payable semiannually. Each 11% Note was offered at an original issue discount. Although cash interest will not be paid prior to May 1, 2003, the original issue discount will accrue from the issue date to May 1, 2003.

The 11% Notes may be redeemed at the option of Triton, in whole or in part, at various points in time after May 1, 2003 at redemption prices specified in the indenture governing the 11% Notes plus accrued and unpaid interest, if any.

The 11% Notes are guaranteed on a joint and several basis by all of the subsidiaries of Triton but are not guaranteed by Holdings. The guarantees are unsecured obligations of the guarantors and are subordinated in right to the full payment of all senior debt under the Facility, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the 11% Notes may require Triton to repurchase such holder’s 11% Notes, in whole or in part, at a purchase price equal to 101% of the accreted value thereof or the principal amount at maturity, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 11% Notes mature and require complete repayment on May 1, 2008.

9 3/8% Senior Subordinated Notes

On January 19, 2001, Triton completed a private offering of $350.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2011 (the “9 3/8% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act. The net proceeds of the offering (after deducting the initial purchasers’ discount of approximately $9.2 million) were approximately $337.5 million.

Cash interest is payable semiannually on August 1 and February 1.

The 9 3/8% Notes may be redeemed at the option of Triton, in whole or in part, at various points in time after February 1, 2006 at redemption prices specified in the indenture governing the 9 3/8% Notes plus accrued and unpaid interest, if any.

The 9 3/8% Notes are guaranteed on a joint and several basis by all of the subsidiaries of Triton but are not guaranteed by Holdings. The guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the Facility, including all of their obligations as guarantors thereunder.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Upon a change in control, each holder of the 9 3/8% Notes may require Triton to repurchase such holder’s 9 3/8% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 9 3/8% Notes mature and require complete repayment on February 1, 2011.

8 3/4% Senior Subordinated Notes

On November 14, 2001, Triton completed an offering of $400 million principal amount of 8 3/4% Senior Subordinated Notes due 2011 (the “8 3/4% Notes”), pursuant to Rule 144A and Regulation S of the Securities Act.

The net proceeds of the offering (after deducting the initial purchasers’ discount of $9.0 million and estimated expenses of $1 million) were approximately $390.0 million.

Cash interest is payable semiannually on May 15 and November 15.

The 8 3/4% Notes may be redeemed at the option of Triton, in whole or in part, at various points in time after November 15, 2006 at redemption prices specified in the indenture governing the 8 3/4% Notes plus accrued and unpaid interest, if any.

The 8 3/4% Notes are guaranteed on a joint and several basis by all of the subsidiaries of Triton but are not guaranteed by Holdings. The guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment of all senior debt under the Facility, including all of their obligations as guarantors thereunder.

Upon a change in control, each holder of the 8 3/4% Notes may require Triton to repurchase such holder’s 8 3/4% Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, as applicable, plus accrued and unpaid interest to the purchase date.

All outstanding principal and interest of the 8 3/4% Notes mature and require complete repayment on November 15, 2011.

(8)    Income Taxes

The components of income tax expense are presented in the following table (in thousands):

	Years Ended December 31,
	2000	2001	(As restated) 2002
Current
Federal	—	—	—
State	$474	$1,372	$1,365

	474	1,372	1,365

Deferred
Federal	219	—	21,124
State	53	—	2,550

	272	—	23,674

Total income tax expense	$746	$1,372	$25,039

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

The income tax expense differs from those computed using the statutory U.S. federal income tax rate as asset forth below:

	2000	2001	(As restated) 2002
U.S. federal statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal benefit	(0.07)%	(0.45)%	(1.88)%
Change in federal valuation allowance	(35.27)%	(35.26)%	(50.75)%
Other, net	(0.08)%	0.02%	(0.85)%

Effective Tax Rate	(0.42)%	(0.69)%	(18.48)%

The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	2001	As Restated 2002
Deferred tax assets:
Non-deductible accrued liabilities	$12,380	$10,533
Capitalized startup costs	951	320
Deferred gain	11,791	11,426
Unrealized losses	5,174	7,387
Intangible Assets	—	239
Net operating loss carry forward	285,762	351,237

	316,058	381,142
Valuation allowance	(236,567)	(315,129)
Net deferred tax assets	79,491	66,013

Deferred liabilities
Intangible assets	156	—
FCC licenses	26,886	35,609
Depreciation and amortization	64,384	66,013

Deferred tax liabilities	91,426	101,622

Net deferred tax liabilities	$11,935	$35,609

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of the deferred tax assets, net of the existing valuation allowance at December 31, 2002. As of December 31, 2002, approximately $7 million of the gross deferred tax asset and related valuation allowance is attributable to restricted stock compensation. To the extent that such assets are realized in the future, the benefit is applied to equity. If not utilized, the net operating losses will begin to expire in 2018.

(9)    Fair Value of Financial Instruments

Fair value estimates, assumptions, and methods used to estimate the fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Financial Instruments.” The Company has used available market information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

	December 31,
	2001		2002
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(in thousands)
Interest rate swaps—acting as a hedge	$(7,660)	$(7,660)	$(5,459)	$(5,459)
Interest rate swaps—not acting as a hedge	(12,924)	(12,924)	(18,360)	(18,360)
Long-term debt:
Subordinated debt	1,167,338	1,233,280	1,219,720	1,060,060
Bank term loan	185,000	185,000	207,961	207,961
Capital leases	4,594	4,594	2,751	2,751

The carrying amounts of cash and cash equivalents, accounts and notes receivable, bank overdraft liability, accounts payable and accrued expenses are a reasonable estimate of their fair value due to the short-term nature of the instruments.

Long-term debt is comprised of subordinated debt, bank loans, and capital leases. The fair value of subordinated debt is stated at quoted market value. The carrying amounts of bank loans are a reasonable estimate of its fair value because market interest rates are variable. Capital leases are recorded at their net present value, which approximates fair value.

Management believes that determining a fair value for the Holdings’ preferred stock is impractical due to the closely held nature of these investments.

The Company utilizes interest rate swap derivatives to manage changes in market conditions related to interest rate payments on its variable rate debt obligations. As of December 31, 2002, the Company had interest rate swap agreements with a total notional amount of $480.0 million.

The Company recognizes all derivatives on the balance sheet at fair value. The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, on January 1, 2001 and the Company recorded a cumulative transition adjustment of $4.2 million to Other Comprehensive Income to recognize the fair value of its derivative instruments as of the date of adoption. Changes in the fair value for the effective portion of the gain or loss on a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in Accumulated Other Comprehensive Income and reclassified into earnings as the underlying hedged items affect earnings. Amounts reclassified into earnings related to interest rate swap agreements are included in interest expense. The ineffective portion of the gain or loss on a derivative is recognized in earnings within other income or expense. As of December 31, 2002, the fair value of the derivatives were recorded as a $23.8 million liability, unrealized net losses of approximately $5.5 million related to these interest rate swaps effectively acting as hedges were included in Accumulated Other Comprehensive Income. Approximately $0.0 and $0.1 million of hedge ineffectiveness for existing derivative instruments for the years ended December 31, 2001 and 2002 was recorded based on calculations in accordance with SFAS No. 133, as amended. In addition, approximately $18.3 million of cumulative expense had been realized in the statement of operations for interest rate swaps no longer acting as hedges.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(10)    Related-Party Transactions

The Company was associated with Triton Cellular Partners L.P. (“Triton Cellular”) by virtue of certain management overlap. Triton Cellular consummated the sale of substantially all of its assets in April 2000. As part of this association, certain costs were incurred on behalf of Triton Cellular and subsequently reimbursed to the Company. Such costs totaled $714,000 during 2000. In addition, pursuant to an agreement between the Company and Triton Cellular, allocations for management services rendered are charged to Triton Cellular. Such allocations totaled $196,000 for 2000.

Triton is party to a credit facility for which affiliates of certain investors serve as agent and lenders. The credit facility was most recently amended on October 16, 2002. In connection with entering into and administering the credit facility and such amendments, the agent and lenders receive customary fees and expenses.

In January 2001 and November 2001, Triton consummated private offerings of senior subordinated notes (see Note 7). Affiliates of several cash equity investors were initial purchasers in the private offerings and received an aggregate placement fee of $18.2 million through the issuance of the notes at a discount from the purchase price paid by investors.

(11)    Relationship with Lafayette Communications Company L.L.C.

The Company holds a 39% interest in Lafayette, an entrepreneur under FCC guidelines. During 2002, Lafayette held 18 licenses, covering a population of approximately 6.3 million people. On September 30, 2002, Triton acquired certain FCC licenses, covering a population of approximately 2.9 million people in areas of Georgia, Tennessee and Virginia, for an aggregate fair value of $21.7 million. This acquisition was consummated to meet the spectrum needs of Triton’s current network overlay of GSM/GPRS technology.

On October 9, 2002, and as amended on December 2 and December 31, 2002, the Company entered into an agreement with Lafayette for the acquisition of 10 MHz of spectrum in Anderson, Charleston, Columbia, Florence, Greenville, Greenwood, Orangeburg and Sumter, South Carolina, for approximately $114.7 million. On December 2, 2002, the Company entered into an agreement with Lafayette Communications Company L.L.C. for the acquisition of 10 MHz of spectrum in Myrtle Beach, South Carolina, Augusta, Georgia, Fredericksburg, Virginia and Lynchburg, Virginia for approximately $12.2 million. The applications seeking FCC approval for the transactions have been filed, and the Company expects to consummate the transactions in the second quarter of 2003. Following consummation of these transactions, the Company plans to demand repayment of the outstanding senior loans to Lafayette.

As of December 31, 2002, the Company had written its initial investment in Lafayette down to zero and had reduced its carrying value of the $74.5 million loan receivable from Lafayette, so as to reflect 100% of Lafayette’s 2001 and 2002 loss of $0.7 million and $1.8 million, respectively. The Company records any losses in Lafayette to Other Expense on the statement of operations. In connection with the loans, Lafayette has and will guarantee the Company’s obligations under its credit facility, and such senior loans are and will be pledged to the lenders under the Company’s credit facility.

(12)    Commitments and Contingencies

(a)    Leases

The Company has entered into various leases for its offices, land for cell sites, cell sites, and furniture and equipment under capital and operating leases expiring through 2026. The Company is recognizing rent expense

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. The Company has various capital lease commitments of approximately $2.8 million as of December 31, 2002. As of December 31, 2002, the future minimum rental payments under these lease agreements having an initial or remaining term in excess of one year were as follows:

(1)    Future Minimum Lease Payments:

	Operating	Capital
	(in thousands)
2003	48,845	1,929
2004	42,015	816
2005	34,958	166
2006	29,217	30
2007	23,525	3
Thereafter	102,745	—

Total	$281,305	2,944

Interest expense		193

Net present value of future payments		2,751
Current portion of capital lease obligation		1,787

		$964

Rent expense under operating leases was $29.4 million, $47.1 million and $50.9 million for the years ended December 31, 2000, 2001 and 2002, respectively.

(b)    Litigation

The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company’s results of operations.

(13)    Stockholder’s Equity

Public Offering

On February 28, 2001, Holdings issued and sold 3,500,000 shares of Class A common stock in an offering at $32 per share and raised approximately $106.1 million, net of $5.9 million of costs. Such funds were contributed to the Company.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(14)    Quarterly Results of Operations (Unaudited)

The following table summarizes the Company’s quarterly financial data for the two years ended December 31, 2002 and December 31, 2001, respectively. For the year ended December 31, 2002, the quarterly data includes originally reported and restated amounts (see Note 17).

2002	First Quarter As Originally Reported	First Quarter As Restated	Second Quarter As Originally Reported	Second Quarter As Restated
	(in thousands)
For the year ended December 31,
Total revenue	$156,698	$156,698	$183,012	$183,012
Income/(loss) from operations	(681)	(681)	7,534	7,534
Income tax expense	—	17,445	794	2,700
Net loss	(31,380)	(48,825)	(30,587)	(32,493)
Comprehensive loss	(29,325)	(46,770)	(31,880)	(33,786)
At December 31,
Deferred income taxes	$11,935	$29,380	$11,935	$31,286
Total liabilities	1,558,272	1,575,717	1,594,501	1,613,852
Accumulated deficit	(592,589)	(610,034)	(623,176)	(642,527)
Total stockholder’s equity (deficit)	52,349	34,904	26,022	6,671

	Third Quarter As Originally Reported	Third Quarter As Restated	Fourth Quarter As Originally Reported	Fourth Quarter As Restated
For the year ended December 31,
Total revenue	$193,244	$193,244	$183,031	$183,031
Income/(loss) from operations	9,406	9,406	(6,047)	(6,047)
Income tax expense	563	2,469	8	2,425
Net loss	(32,459)	(34,365)	(42,214)	(44,631)
Comprehensive loss	(33,247)	(35,153)	(39,987)	(42,404)

At December 31,
Deferred income taxes	$11,935	$33,192	$11,935	$35,609
Total liabilities	1,624,793	1,646,050	1,654,083	1,677,757
Accumulated deficit	(655,635)	(676,892)	(697,849)	(721,523)
Total stockholder’s equity (deficit)	(1,559)	(22,816)	(35,990)	(59,664)

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
Total revenue	$112,518	$133,720	$145,408	$148,454
Loss from operations	(21,857)	(19,201)	(17,711)	(21,038)
Net loss	(43,497)	(42,592)	(44,171)	(68,130)

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

(15)    Supplemental Cash Flow Information

	2000	2001	2002
	(in thousands)
Cash paid during the year for interest, net of amounts capitalized	$12,943	$50,301	$89,831
Non-cash investing and financing activities:
Deferred stock compensation	33,373	67,617	3,365
Equipment acquired under capital lease obligation	2,573	786	291
Change in fair value of derivative instruments	—	20,584	3,235
Capital expenditures included in accounts payable	13,410	37,929	7,261

(16)    Subsequent Events

During January of 2003, the Company completed a reorganization of its operations, which consolidated operations functionally from a more decentralized structure. The reorganization resulted in the elimination of 170 positions or 8% of the workforce. In accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, the Company will recognize a liability for costs associated with the reorganization as the liability is incurred during the first quarter of 2003.

On February 26, 2003, the Company entered into a fifth amendment to the second amended and restated credit agreement to extend the availability period for draws on Tranche E from March 8, 2003 to June 8, 2003. The Company did not incur any fees related to this extension.

(17)    Restatement

On May 19, 2003, the Company revised its consolidated financial information for the year ended December 31, 2002 to reflect the recognition of deferred tax expense of $23.7 million. The restatement is the result of the Company having to establish a valuation allowance against its deferred tax assets, as the Company is no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities related to licensing costs as the result of the adoption of SFAS No. 142 (See Note 4). As a result, Triton may not rely on the reversal of deferred tax liabilities associated with licensing costs as a means to realize Triton’s deferred tax assets, which primarily represent net operating loss carryforwards. Additionally, due to a lack of earnings history, Triton cannot rely, for accounting purposes, on forecasts of future earnings as a means to realize its deferred tax assets. Accordingly, Triton has determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances are required on those deferred tax assets. As of December 31, 2002, the Company has $381.1 million in deferred tax assets with a valuation allowance of $315.1 million. This change, in accordance with Accounting Principles Board Opinion No. 20, in the Company’s 2002 deferred tax asset valuation allowance had no effect on cash, cash flow from operations, cash flow from investing activities, cash flow from financing activities, loss from operations or debt covenants. The effect on the 2002 financial statements is summarized below:

	December 31, 2002
2002	As Originally Reported	As Restated
	(in thousands)
Deferred income taxes	$11,935	$35,609
Total liabilities	1,654,083	1,677,757
Accumulated deficit	(697,849)	(721,523)
Total stockholder’s deficit	(35,990)	(59,664)

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

	Year ended December 31, 2002
	As Originally Reported	As Restated
	(in thousands)
Income tax expense	$1,365	$25,039
Net loss	(136,640)	(160,314)
Comprehensive loss	(134,439)	(158,113)

(18)    Guarantor Financial Information

On June 13, 2003, Triton completed the private placement of its 8 1/2% senior notes due 2013 (“New Notes”) and received aggregate net proceeds of approximately $710.5 million. Triton used a portion of the proceeds from the sale of the New Notes to retire the Facility (as defined in Note 6) and entered into a new revolving credit facility with a group of lenders pursuant to which such lenders agreed to provide it with up to $100.0 million in revolving loans. The New Notes and Triton’s obligations under the new credit facility are guaranteed by all of Triton’s existing, wholly-owned, domestic subsidiaries other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the indirect subsidiaries that hold Triton’s real estate interests and FCC licenses, respectively). Because Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the “Non-Guarantors”) will not be guarantors under the new revolving credit facility, pursuant to the terms of the indentures governing Triton’s 11% senior subordinated discount notes due 2008, Triton’s 9 3/8 % senior subordinated notes due 2011 and Triton’s 8 3/4 % senior subordinated notes due 2011 (collectively, the “Subordinated Notes”), the Non-Guarantors were released from their guarantees of the Subordinated Notes. The guarantees of Triton’s existing domestic subsidiaries other than the Non-Guarantors (the “Guarantors”) with respect to the New Notes and the Subordinated Notes are full and unconditional and joint and several.

The following tables set forth condensed consolidating financial information of Triton (the “Parent Company”), the Guarantors and Non-Guarantors for the balance sheets as of December 31, 2001 and 2002, the statements of operations for the years ended December 31, 2000, 2001 and 2002 and the statements of cash flows for the years ended December 31, 2000, 2001 and 2002. During the periods presented, both the Guarantors and the Non-Guarantors guaranteed the Subordinated Notes on a full and unconditional, joint and several basis.

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Statement of Operations for the Year Ended December 31, 2000

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service revenues	$—	$220,940	$—	$—	$220,940
Roaming revenues	—	98,492	—	—	98,492
Equipment revenues	—	34,477	—	—	34,477

Total revenue	—	353,909	—	—	353,909
Expenses:
Cost of service	—	103,242	22,046	—	125,288
Cost of equipment	—	69,398	—	—	69,398
Selling, general and administrative	191	174,667	6,707	—	181,565
Non-cash compensation	—	8,267	—	—	8,267
Depreciation	—	76,255	—	—	76,255
Amortization	—	10,940	6,936	—	17,876

Loss from operations	(191)	(88,860)	(35,689)	—	(124,740)
Interest expense	(55,505)	(398)	—	—	(55,903)
Other expense	—	(326)	—	—	(326)
Interest and other income	4,957	—	—	—	4,957

Loss before taxes	(50,739)	(89,584)	(35,689)	—	(176,012)
Income tax provision	—	(474)	(272)	—	(746)

Net loss before equity in earnings of subsidiaries	(50,739)	(90,058)	(35,961)	—	(176,758)
Equity in earnings of subsidiaries	(126,019)	(35,961)	—	161,980	—

Net income (loss)	$(176,758)	$(126,019)	$(35,961)	$161,980	$(176,758)

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Statement of Cash Flows for the Year Ended December 31, 2000

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(3,433)	$12,102	$(30,774)	$—	$(22,105)

Cash flows from investing activities:
Capital expenditures	—	(329,479)	—	—	(329,479)
Net investment in and advances to non-consolidated entity	(16,965)	—	—	—	(16,965)
Investment in subsidiaries	(15,024)	(24)	—	15,048	—
Dividends received	15,000	—	—	(15,000)	—
Net intercompany loans	(345,141)	—	—	345,141	—

Net cash provided by (used in) investing activities	(362,130)	(329,503)	—	345,189	(346,444)

Cash flows from financing activities:
Borrowings under credit facility	182,750	—	—	—	182,750
Change in bank overdraft	—	4,121	—	—	4,121
Payment of deferred transaction costs	(37)	—	—	—	(37)
Payment of deferred financing costs	(2,050)	—	—	—	(2,050)
Repayments from (advances to) related party, net	—	935	—	—	935
Capital contributions from parent	266	15,024	24	(15,048)	266
Dividends paid	—	(15,000)	—	15,000	—
Principal payments under capital lease obligations	—	(2,070)	—	—	(2,070)
Net intercompany loans	—	314,391	30,750	(345,141)	—

Net cash provided by financing activities	180,929	317,401	30,774	(345,189)	183,915

Net increase (decrease) in cash and cash equivalents	(184,634)	—	—	—	(184,634)
Cash and cash equivalents, beginning of period	186,251	—	—	—	186,251

Cash and cash equivalents, end of period	$1,617	$—	$—	$—	$1,617

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Balance Sheet as of December 31, 2001

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$369,413	$1,675	$—	$—	$371,088
Accounts receivable, net of allowance for doubtful accounts	—	52,496	—	—	52,496
Accounts receivable—roaming partners	—	16,189	—	—	16,189
Inventory, net	—	28,477	—	—	28,477
Prepaid expenses	—	2,550	5,610	—	8,160
Intercompany receivable	300,037	—	—	(300,037)	—
Other current assets	360	5,282	—	—	5,642

Total current assets	669,810	106,669	5,610	(300,037)	482,052
Property and equipment:
Land	—	—	313	—	313
Network infrastructure and equipment	—	871,523	—	—	871,523
Furniture, fixtures and computer equipment	—	75,651	—	—	75,651
Capital lease assets	—	8,860	—	—	8,860
Construction in progress	—	55,651	—	—	55,651

	—	1,011,685	313	—	1,011,998
Less accumulated depreciation	—	(218,823)	—	—	(218,823)

Net property and equipment	—	792,862	313	—	793,175
Investment in subsidiaries	675,845	150,138	—	(825,983)	—
Intangible assets, net	6,972	21,266	255,609	—	283,847
Investment in and advances to non-consolidated entities	116,731	—	—	—	116,731
Other long-term assets	—	3,542	3,336	—	6,878

Total assets	$1,469,358	$1,074,477	$264,868	$(1,126,020)	$1,682,683

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$—	$89,344	$7,185	$—	$96,529
Bank overdraft liability	—	22,265	—	—	22,265
Accrued payroll and related expenses	—	17,381	—	—	17,381
Accrued expenses	—	6,634	—	—	6,634
Current portion of long-term debt	10,559	2,082	—	—	12,641
Deferred revenue	—	12,099	—	—	12,099
Deferred gain on sale of property and equipment	—	1,190	—	—	1,190
Accrued interest	20,351	—	—	—	20,351
Intercompany payable		204,427	95,610	(300,037)	—
Other current liabilities	—	9,307	—	—	9,307

Total current liabilities	30,910	364,729	102,795	(300,037)	198,397
Long-term debt:
Bank credit facility	174,441	—	—	—	174,441
Senior subordinated debt	1,167,338	—	—	—	1,167,338
Capital lease obligations	—	2,512	—	—	2,512

Total long-term debt	1,341,779	2,512	—	—	1,344,291
Deferred income taxes	—	—	11,935	—	11,935
Deferred revenue	—	3,129	—	—	3,129
Fair value of derivative instruments	20,584	—	—	—	20,584
Deferred gain on sale of property and equipment	—	28,262	—	—	28,262

Total liabilities	1,393,273	398,632	114,730	(300,037)	1,606,598
Commitments and contingencies	—	—	—	—	—

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated

Stockholder’s equity (deficit):

Common stock, $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding as of December 31, 2001	—	—	—	—	—
Additional paid-in capital	737,573	1,064,794	278,017	(1,342,811)	737,573
Accumulated deficit	(561,209)	(388,949)	(127,879)	516,828	(561,209)
Accumulated other comprehensive loss	(7,660)	—	—	—	(7,660)
Deferred compensation	(92,619)	—	—	—	(92,619)

Total stockholder’s equity (deficit)	76,085	675,845	150,138	(825,983)	76,085

Total liabilities and stockholder’s equity (deficit)	$1,469,358	$1,074,477	$264,868	$(1,126,020)	$1,682,683

Consolidating Statement of Operations for the Year Ended December 31, 2001

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Revenues:
Service revenues	$—	$387,381	$—	$—	$387,381
Roaming revenues	—	126,909	—	—	126,909
Equipment revenues	—	25,810	—	—	25,810

Total revenue	—	540,100	—	—	540,100
Expenses:
Cost of service	—	138,676	35,824	—	174,500
Cost of equipment	—	73,513	—	—	73,513
Selling, general and administrative	138	217,568	10,264	—	227,970
Non-cash compensation	—	17,191	—	—	17,191
Depreciation	—	107,508	—	—	107,508
Amortization	—	12,282	6,943	—	19,225

Loss from operations	(138)	(26,638)	(53,031)	—	(79,807)
Interest expense	(117,138)	(361)	—	—	(117,499)
Other expense	(17,632)	(402)	—	—	(18,034)
Interest and other income	18,322	—	—	—	18,322

Loss before taxes	(116,586)	(27,401)	(53,031)	—	(197,018)
Income tax provision	—	(1,427)	55	—	(1,372)

Net loss before equity in earnings of subsidiaries	(116,586)	(28,828)	(52,976)	—	(198,390)
Equity in earnings of subsidiaries	(81,804)	(52,976)	—	134,780	—

Net income (loss)	$(198,390)	$(81,804)	$(52,976)	$134,780	$(198,390)

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Statement of Cash Flows for the Year Ended December 31, 2001

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(32,035)	$70,665	$(41,951)	$—	$(3,321)

Cash flows from investing activities:
Capital expenditures	—	(214,713)	—	—	(214,713)
Proceeds from sale of property and equipment, net	—	201	—	—	201
Net investment in and advances to non-consolidated entity	(100,484)	—	—	—	(100,484)
Other	—	(3,185)	—	—	(3,185)
Investment in subsidiaries	(37,124)	(24)	—	37,148	—
Dividends received	37,100	—	—	(37,100)	—
Net intercompany loans	(184,189)	—	—	184,189	—

Net cash provided by (used in) investing activities	(284,697)	(217,721)	—	184,237	(318,181)

Cash flows from financing activities:
Proceeds from issuance of subordinated debt, net of discount	728,995	—	—	—	728,995
Borrowings under credit facility	281,000	—	—	—	281,000
Payments under credit facility	(428,750)	—	—	—	(428,750)
Change in bank overdraft	—	8,595	—	—	8,595
Payment of deferred transaction costs	(1,142)	—	—	—	(1,142)
Payment of deferred financing costs	(1,899)	—	—	—	(1,899)
Repayments from (advances to) related party, net	—	(177)	—	—	(177)
Capital contributions from parent	106,324	37,124	24	(37,148)	106,324
Dividends paid	—	(37,100)	—	37,100	—
Principal payments under capital lease obligations	—	(1,973)	—	—	(1,973)
Net intercompany loans	—	142,262	41,927	(184,189)	—

Net cash provided by financing activities	684,528	148,731	41,951	(184,237)	690,973

Net increase (decrease) in cash and cash equivalents	367,796	1,675	—	—	369,471
Cash and cash equivalents, beginning of period	1,617	—	—	—	1,617

Cash and cash equivalents, end of period	$369,413	$1,675	$—	$—	$371,088

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Balance Sheet as of December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$212,411	$39	$—	$—	$212,450
Accounts receivable, net of allowance for doubtful accounts	—	68,213	—	—	68,213
Accounts receivable—roaming partners	—	23,037	—	—	23,037
Inventory, net	—	28,510	—	—	28,510
Prepaid expenses	—	2,402	6,365	—	8,767
Intercompany receivable	345,532	—	—	(345,532)	—
Other current assets	327	6,251	—	—	6,578

Total current assets	558,270	128,452	6,365	(345,532)	347,555
Property and equipment:
Land	—	—	377	—	377
Network infrastructure and equipment	—	1,004,323	—	—	1,004,323
Furniture, fixtures and computer equipment	—	89,208	—	—	89,208
Capital lease assets	—	8,454	—	—	8,454
Construction in progress	—	37,647	—	—	37,647

	—	1,139,632	377	—	1,140,009
Less accumulated depreciation	—	(343,506)	—	—	(343,506)

Net property and equipment	—	796,126	377	—	796,503
Investment in subsidiaries	775,581	191,456	—	(967,037)	—
Intangible assets, net	6,603	18,132	370,514	—	395,249
Investment in and advances to non-consolidated entities	72,019	—	—	—	72,019
Other long-term assets	—	3,543	3,224	—	6,767

Total assets	$1,412,473	$1,137,709	$380,480	$(1,312,569)	$1,618,093

LIABILITIES AND STOCKHOLDER’S DEFICIT:
Current liabilities:
Accounts payable	$—	$47,301	$10,457	$—	$57,758
Bank overdraft liability	—	25,892	—	—	25,892
Accrued payroll and related expenses	—	16,282	—	—	16,282
Accrued expenses	—	5,999	—	—	5,999
Current portion of long-term debt	15,382	1,787	—	—	17,169
Deferred revenue	—	19,548	—	—	19,548
Deferred gain on sale of property and equipment	—	1,190	—	—	1,190
Accrued interest	20,637	—	—	—	20,637
Intercompany payable	—	202,574	142,958	(345,532)	—
Other current liabilities	—	10,468	—	—	10,468

Total current liabilities	36,019	331,041	153,415	(345,532)	174,943
Long-term debt:
Bank credit facility	192,579	—	—	—	192,579
Senior subordinated debt	1,219,720	—	—	—	1,219,720
Capital lease obligations	—	964	—	—	964

Total long-term debt	1,412,299	964	—	—	1,413,263
Deferred income taxes	—	—	35,609	—	35,609
Deferred revenue	—	3,051	—	—	3,051
Fair value of derivative instruments	23,819	—	—	—	23,819
Deferred gain on sale of property and equipment	—	27,072	—	—	27,072

Total liabilities	1,472,137	362,128	189,024	(345,532)	1,677,757
Commitments and contingencies	—	—	—	—	—
Stockholder’s equity (deficit):
Common stock, $0.01 par value, 1,000 shares authorized;
100 shares issued and outstanding as of December 31, 2002	—	—	—	—	—
Additional paid-in capital	741,872	1,239,109	392,922	(1,632,031)	741,872
Accumulated deficit	(721,523)	(463,528)	(201,466)	664,994	(721,523)
Accumulated other comprehensive loss	(5,459)	—	—	—	(5,459)
Deferred compensation	(74,554)	—	—	—	(74,554)

Total stockholder’s equity (deficit)	(59,664)	775,581	191,456	(967,037)	(59,664)

Total liabilities and stockholder’s equity (deficit)	$1,412,473	$1,137,709	$380,480	$(1,312,569)	$1,618,093

TRITON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years ended December 31, 2000, 2001 and 2002

Consolidating Statement of Operations for the Year Ended December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Service revenues	$—	$502,402	$—	$—	$502,402
Roaming revenues	—	175,405	—	—	175,405
Equipment revenues	—	38,178	—	—	38,178

Total revenue	—	715,985	—	—	715,985
Expenses:
Cost of service	—	173,707	38,514	—	212,221
Cost of equipment	—	84,377	—	—	84,377
Selling, general and administrative	108	241,233	11,399	—	252,740
Non-cash compensation	—	21,430	—	—	21,430
Depreciation	—	130,079	—	—	130,079
Amortization	—	4,926	—	—	4,926

Income (loss) from operations	(108)	60,233	(49,913)	—	10,212
Interest expense	(143,689)	(397)	—	—	(144,086)
Other expense	(7,640)	(53)	—	—	(7,693)
Interest and other income	6,292	—	—	—	6,292

Income (loss) before taxes	(145,145)	59,783	(49,913)	—	(135,275)
Income tax provision	—	(1,365)	(23,674)	—	(25,039)

Net income (loss) before equity in earnings of subsidiaries	(145,145)	58,418	(73,587)	—	(160,314)
Equity in earnings of subsidiaries	(15,169)	(73,587)	—	88,756	—

Net income (loss)	$(160,314)	$(15,169)	$(73,587)	$88,756	$(160,314)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2002

(amounts in thousands)

	Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(83,660)	$185,215	$(47,284)	$—	$54,271

Cash flows from investing activities:
Capital expenditures	—	(165,871)	(64)	—	(165,935)
Proceeds from sale of property and equipment, net	—	72	—	—	72
Net investment in and advances to non-consolidated entity	(14,922)	—	—	—	(14,922)
Repayments from non-consolidated entity	57,873	—	—	—	57,873
Acquisition of FCC licenses	—	—	(113,705)	—	(113,705)
Other	—	(20)	—	—	(20)
Investment in subsidiaries	(174,315)	(114,905)	—	289,220	—
Dividends received	59,410	—	—	(59,410)	—
Net intercompany loans	(23,803)	(22,345)	—	46,148	—

Net cash provided by (used in) investing activities	(95,757)	(303,069)	(113,769)	275,958	(236,637)

Cash flows from financing activities:
Borrowings under credit facility	65,000	—	—	—	65,000
Payments under credit facility	(42,039)	—	—	—	(42,039)
Change in bank overdraft	—	3,627	—	—	3,627
Payment of deferred financing costs	(1,480)	—	—	—	(1,480)
Repayments from (advances to) related party, net	—	(181)	—	—	(181)
Capital contributions from parent	934	174,315	114,905	(289,220)	934
Dividends paid	—	(59,410)	—	59,410	—
Principal payments under capital lease obligations	—	(2,133)	—	—	(2,133)
Net intercompany loans	—	—	46,148	(46,148)	—

Net cash provided by financing activities	22,415	116,218	161,053	(275,958)	23,728

Net increase (decrease) in cash and cash equivalents	(157,002)	(1,636)	—	—	(158,638)
Cash and cash equivalents, beginning of period	369,413	1,675	—	—	371,088

Cash and cash equivalents, end of period	$212,411	$39	$—	$—	$212,450